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Exhibit 99.1

International
Rectifier

Dear International Rectifier Stockholder:

        You are cordially invited to attend the annual meeting of the stockholders of International Rectifier Corporation on November 22, 2004 at the company's HEXFET America facility located at 41915 Business Park Drive in Temecula, California. At this meeting, you will be asked to vote on four important proposals to the company. We are seeking your vote for approval on each one.

        Proposal 2 and Proposal 3 are especially important to the company and our ability to continue to drive our long-term growth and value to shareholders. As shown in the below chart (which also appears and is described more fully at page 20 of the enclosed proxy materials), our stock has appreciated 183% over the last five fiscal years, while the S&P 500 Index declined 12% and the S&P 500 Information Technology Index declined 44%.1

        An important element to our ability to deliver outstanding performance to our shareholders has been our broad-based stock option plan. Over 82% of our stock options have been granted to employees other than executive officers and directors for the last 5 years. This program has provided incentives to our employees to align their interests with those of our shareholders. It has enabled us to attract and retain key employees, especially highly talented engineers and scientists in our industry.

        With this said, the company only has about 1.2 million shares remaining in its option plan. This is not enough to support our objectives and drive our long-term performance. To improve our competitive position, we are asking you to support two proposals.

        Proposal 2 asks for the approval of a one-time program in which eligible employees will have an opportunity to exchange certain outstanding stock options for new options consisting of fewer shares at whatever the fair market value of the common stock is six months and one day after the exchange. This proposal is intended to result in fewer shares being subject to International Rectifier's current outstanding stock option grants following the proposed exchange.

        Proposal 3 asks for the approval to amend our stock option plan to shorten the life of new options granted to employees from 10 years down to 5 years. The proposal asks for an increase in the number of shares that may be issued under the plan by 4.5 million, to extend the expiration date of the plan to the year 2014, and to make certain other modifications to the plan. This proposal will provide International Rectifier with additional shares in our option plan and the flexibility to support our long-term growth and value creation for shareholders.

        The Board of Directors is recommending a vote "FOR" these proposals. If you have questions on any of these proposals, please contact Steve Harrison, Vice President of Investor Relations, at 310-252-7731. We thank you for your continued support of International Rectifier.

Sincerely,

Alex Lidow
Chief Executive Officer

Historical stock price performance is not necessarily indication of future stock performance.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 22, 2004

TO THE STOCKHOLDERS OF INTERNATIONAL RECTIFIER CORPORATION:

        Notice is hereby given that the annual meeting (the "Meeting") of the stockholders of International Rectifier Corporation (the "Company") will be held at the HEXFET America facility of the Company located at 41915 Business Park Drive, Temecula, California on Monday, November 22, 2004, at 10:00 a.m. (California time) for the following purposes:

        1.    Election of Directors.    To elect two Class One directors to hold office until the annual meeting of stockholders to be held in 2007, or until their respective successors have been elected and qualified. The Board of Directors' nominees are Eric Lidow and Jack O. Vance.

        2.    Approval of Option Exchange Program.    To approve a one-time program in which the Company will offer each eligible employee an opportunity to exchange outstanding stock options for new options to purchase fewer shares at the fair market value of the Common Stock in six months and one day following the exchange.

        3.    Amendment of 2000 Incentive Plan.    To amend the 2000 Incentive Plan (the "2000 Plan") to shorten the life of new options granted from 10 years to 5 years, to increase the number of shares that may be issued under the 2000 Plan by 4,500,000, to extend the term of the Plan to August 24, 2014, and otherwise amend the Plan.

        4.    Ratification of Appointment of Independent Auditors.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2005.

        5.    Other Business.    To transact such other business as properly may come before the Meeting or any postponement or adjournment thereof.

        Only persons who are stockholders of record at the close of business on September 22, 2004 (the "Stockholders") are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.

        The Proxy Statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety.

        As set forth in the accompanying Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Company. It is expected that these materials first will be mailed to Stockholders on or about October 18, 2004.

        IT IS IMPORTANT THAT ALL STOCKHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, OR TO VOTE BY PROXY, BY TELEPHONE OR BY THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

By Order of the Board of Directors,
INTERNATIONAL RECTIFIER CORPORATION

Donald R. Dancer, Secretary

October 18, 2004
El Segundo, California

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 22, 2004

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of International Rectifier Corporation (the "Company") for use at the annual meeting (the "Meeting") of the stockholders of the Company to be held on Monday, November 22, 2004, at the HEXFET America facility of the Company located at 41915 Business Park Drive, Temecula, California, at 10:00 a.m. (California time) and at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Only stockholders of record (the "Stockholders") at the close of business on September 22, 2004 (the "Record Date") are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card (the "Proxy") will be first mailed to Stockholders on or about October 18, 2004.

Matters to be Considered

        The purpose of the Meeting is to consider and vote on the following proposals:

        1.    Election of Directors.    To elect two Class One directors to hold office until the annual meeting of stockholders to be held in 2007, or until their respective successors have been elected and qualified. The Board's nominees are Eric Lidow and Jack O. Vance.

        2.    Approval of Option Exchange Program.    To approve a one-time program in which the Company will offer each eligible employee an opportunity to exchange outstanding stock options for new options to purchase fewer shares at the fair market value of the Common Stock in six months and one day following the exchange.

        3.    Amendment of 2000 Incentive Plan.    To amend the 2000 Incentive Plan (the "2000 Plan") to shorten the life of new options granted from 10 years to 5 years, to increase the number of shares that may be issued under the 2000 Plan by 4,500,000, to extend the term of the Plan to August 24, 2014, and otherwise amend the Plan.

        4.    Ratification of Appointment of Independent Auditors.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2005.

        5.    Other Business.    To transact such other business as properly may come before the Meeting or any postponement or adjournment thereof.

Method of Voting

        Stockholders can vote by proxy by means of the mail, telephone or the Internet, or by attending the Meeting and voting in person. If you vote by telephone or the Internet, you do not need to return the Proxy. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. on November 21, 2004. If you hold Common Stock in "street name," you must either instruct your broker or nominee as to how to vote such shares or obtain a proxy, executed in your favor by your broker or nominee, to be able to vote at the Meeting.

        Voting by Mail.    If you choose to vote by mail, simply mark the enclosed Proxy and date, sign and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please mail the completed Proxy to International Rectifier Corporation, c/o Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660. You also may send the Proxy by facsimile to Mellon Investor Services LLC at (917) 320-6314. If you vote by mail or facsimile, the Proxy must be signed and dated by you or your authorized representative or agent. Eric Lidow and Donald R. Dancer, the designated proxyholders (the "Proxyholders"), are members of the Company's management.

        Voting by Telephone.    You can vote by calling the toll-free telephone number on the Proxy. Voice prompts will instruct you to vote your shares and confirm that your vote has been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see the Proxy for additional instructions.

        Voting on the Internet.    You can vote on the Internet at www.eproxyvote.com/irf. As with telephone voting, you can confirm that your vote has been properly recorded.

Revocation of Proxy

        You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation, or a duly executed Proxy bearing a later date, to the Secretary of the Company at 233 Kansas Street, El Segundo, California 90245 prior to the commencement of the Meeting, or by voting in person at the Meeting. Stockholders whose shares are held in "street name" should consult with their broker or nominee concerning the method for revoking their Proxy.

Voting Rights

        The authorized capital stock of the Company consists of (i) 330,000,000 shares of common stock, $1.00 par value per share ("Common Stock"), of which 66,584,327 shares were issued and outstanding at the close of business on the Record Date and (ii) 1,000,000 shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding on the Record Date.

        A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and "broker non-votes" (as defined below) will be counted for purposes of determining the presence of a quorum.

        Each Stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the Stockholders at the Meeting. The Company's Certificate of Incorporation does not authorize cumulative voting in the election of directors.

        In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. The Company's Certificate of Incorporation divides the Board into three classes, with each class to be elected for a three-year term on a staggered basis.

        Each proposal described in this Proxy Statement, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. An abstention on any proposal submitted to the Stockholders, other than the election of directors, will be included in the number of votes cast on that proposal and, accordingly, will have the effect of a vote "AGAINST" the proposal. However, broker non-votes with respect to a proposal will not be included in the number of shares counted as being present for the purpose of voting on that proposal and, accordingly, will have the effect of reducing the number of affirmative votes required to approve the proposal.

        If a Proxy is properly signed, dated and returned and is not revoked, the shares of Common Stock represented by the Proxy will be voted in accordance with the instructions given in the Proxy. If no instructions are given in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board's nominees, "FOR" approval of the option exchange program, "FOR" approval of the amendment to the 2000 Plan, "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2005 and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

        Brokers holding Common Stock in "street name" who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the Common Stock at his or her discretion in the election of directors or the appointment of independent auditors. However, brokers or nominees do not have discretion to vote on certain other proposals without specific instructions from the beneficial owner. When a broker or nominee is unable to vote a client's shares on a proposal, the missing votes are referred to as "broker non-votes." If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such shares, your broker or nominee may, at his or her discretion, vote such shares "FOR" the election of the Board's nominees and "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

Other Business

        As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the Proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the Proxy.

Procedures for Stockholder Nominations

        Under the Company's Bylaws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, a stockholder may nominate a person for election as a director at a meeting only if the nomination is timely and otherwise complies with the procedures of Section 6 of Article II of the Company's Bylaws. To be timely, notice of the nomination must be delivered to or mailed and received at the principal executive office of the Company not less than 30 days and no more than 90 days prior to the meeting; provided that, if the Company has given less than 40 days' notice of the date of the meeting, notice of a nomination will be timely if received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or otherwise given. The notice shall be addressed to the corporate secretary of the Company and must include the name, age, business address and residence address of each nominee, the nominee's principal occupation or employment, the class and number of shares of stock of the Company beneficially owned by the nominee, and any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, the stockholder making the nomination shall provide in the notice of nomination the stockholder's name and address, and the class and number of shares of stock of the Company beneficially owned by the stockholder. The Company may require the nominating stockholder to furnish such other information about the nominee as may be reasonably necessary to determine the eligibility of the proposed nominee to serve as a director of the Company.

Cost of Solicitation of Proxies

        This Proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the solicitation of Proxies. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile, e-mail or in person to request that Proxies be furnished, for which services no additional compensation will be paid. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals. The total estimated cost of the solicitation of Proxies is $10,000.00.

Security Ownership of Principal Stockholders and Management

        The following table sets forth as of the Record Date information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock (other than depositories), (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as defined below) and (iv) all of the Company's executive officers and directors as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent(3)
FMR Corp. 82 Devonshire St., Boston, MA 02109 (10)	7,289,898		10.965
Neuberger Berman, Inc. 605 Third Ave., New York, NY 10158 (11)	3,781,230		5.89
Eric Lidow	2,434,898	(4)(5)(6)	3.7
Alexander Lidow	2,146,993	(4)(5)(6)(7)(8)	3.2
Robert Grant	428,604	(6)(8)(9)	*
Michael P. McGee	384,859	(6)(8)	*
Walter Lifsey	164,002	(6)	*
Donald R. Dancer	31,545	(6)	*
Robert S. Attiyeh	1,000	(6)	*
Minoru Matsuda	59,000	(6)	*
James D. Plummer	69,000	(6)	*
Jack O. Vance	122,900	(6)	*
Rochus E. Vogt	114,000	(6)	*
All directors and executive officers as a group (11 persons)	5,956,801		8.9

*
Less than 1%.

(1)
The address of each executive officer and director is in care of the Company, 233 Kansas Street, El Segundo, California 90245.

(2)
Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.

(3)
Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4)
In addition, 586,551 shares are held by members of the Lidow family other than Messrs. Eric Lidow and Alexander Lidow and Alexander Lidow's immediate family. The Messrs. Lidow disclaim any beneficial ownership in any such additional shares. Of the 586,551 shares mentioned above, Derek B. Lidow, the son of Eric Lidow and brother of Alexander Lidow, owns 56,305 shares, and has options to purchase 364,500 shares under the Company's stock option plans within 60 days of the Record Date. The 5,168,442 shares beneficially owned by members of the Lidow family constitute 7.8% of the shares outstanding. In addition, the Lidow Foundation, of which the Messrs. Eric and Alexander Lidow are directors, owns 116,879 shares; the Messrs. Lidow disclaim any beneficial ownership in such shares.

(5)
Includes 1,502,898 shares owned by the Lidow Family Trust of which Eric Lidow and Elizabeth Lidow are trustees.

(6)
Includes the following amounts of shares of Common Stock subject to options exercisable under the Company's stock option plans within 60 days of the Record Date: Eric Lidow—932,000; Alexander Lidow—977,500; Donald R. Dancer—29,750; Robert Grant—396,388; Walter Lifsey—162,500; Robert Attiyeh—0; Minoru Matsuda—59,000; Michael P. McGee—365,950; James D. Plummer—69,000; Jack O. Vance—64,000; and Rochus E. Vogt—64,000; for an aggregate of 3,120,088 shares of Common Stock subject to options exercisable under the Company's stock plans by the executive officers and directors within 60 days of the Record Date.

(7)
Includes 104,010 shares held by members of Alexander Lidow's immediate family in which he disclaims any beneficial ownership.

(8)
Includes the following number of shares of Common Stock under the Company's 401(k) Plan: Alexander Lidow—71; Robert Grant and his spouse—4,487; and Michael P. McGee—8,613; for an aggregate of 13,171 shares of Common Stock.

(9)
Includes 3,203 shares owned by Robert Grant's spouse.

(10)
Based solely on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on July 12, 2004.

(11)
Based solely on a Schedule 13G filed by Neuberger Berman, Inc. with the Securities and Exchange Commission on February 13, 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Executive Officers

        The Bylaws of the Company currently provide that the number of directors of the Company shall be seven until changed by an amendment of the Bylaws adopted by the Board. The Bylaws of the Company provide that the Board shall be divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. The term of each class expires at the annual meeting of stockholders in the year 2004 (Class One), the year 2005 (Class Two) and the year 2006 (Class Three).

        Only the members of Class One, Jack O. Vance and Eric Lidow, each of whom currently is a member of the Board, are nominees for election to the Board at the Meeting, to serve until the annual meeting of stockholders to be held in 2007, or until their respective successors have been elected and qualified.

        Each nominee has indicated his willingness to serve and, unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees of the Board. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment or postponement thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. Voting shall take place for the two Class One directors, and the two nominees for election as Class One directors at the Meeting who receive the highest number of affirmative votes will be elected.

        The Company's Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. See "General Information—Procedures for Stockholder Nominations" above. Stockholders did not propose any candidates for election at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.

        The following table sets forth certain information with respect to the nominees and the continuing directors of the Company as of the Record Date.

Name	Age	Principal Occupation	Director Since
CLASS ONE TERM ENDING 2004
Eric Lidow(1)	91	Chairman of the Board of the Company	1947
Jack O. Vance*(2)	79	Managing Director, Management Research, a management consulting firm	1988
CLASS TWO TERM ENDING 2005
Rochus E. Vogt*	74	R. Stanton Avery Distinguished Service Professor and Professor of Physics, Emeritus, California Institute of Technology	1984
Alexander Lidow	49	Chief Executive Officer of the Company	1994
CLASS THREE TERM ENDING 2006
James D. Plummer*	59	Dean of the School of Engineering, Professor of Electrical Engineering, Stanford University	1994
Minoru Matsuda*	67	Professor, Kanazawa Institute of Technology, Ishikawa, Japan	1997
Robert S. Attiyeh*	70	Principal, Beacon Hill Properties, LLC and Yarlung, LLC	2003

*
The Board has determined that Messrs. Attiyeh, Matsuda, Plummer, Vance and Vogt are independent under the applicable rules of the New York Stock Exchange and the SEC.

(1)
Eric Lidow, the father of Alex Lidow, founded International Rectifier Corporation in 1947 and continues to serve as a Director and Chairman of the Board. He is a Life Associate of Caltech, a Life Member of IEEE and a Life Trustee of the Los Angeles County Museum of Art.

(2)
Dr. Vance is a director of First Consulting Group, Inc., a NASDAQ-traded provider of consulting services, and a director or member of the board of advisors of various privately held companies, including: The Olson Company, King's Seafood Company and ATOL Holdings. Dr. Vance was formerly a managing director of the Los Angeles office of McKinsey & Co., Inc., a management consulting firm.

        The above named directors have held their respective employment positions during the past five years.

        None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. Except as set forth above, there are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

Committees of the Board

        The Company's Board of Directors has three standing committees: an Audit Committee, a Compensation and Stock Options Committee and a Nominating and Corporate Governance Committee, each of which consists of two or more directors who serve at the discretion of the Board. Each member of a committee is "independent" as defined under the applicable rules of the New York Stock Exchange and the SEC.

        Audit Committee.    The Audit Committee currently consists of Dr. Vance, who serves as the chairman of the committee, and Messrs. Attiyeh, Matsuda and Plummer. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the external auditors' qualifications and independence, and (iv) the performance of the Company's internal audit function and external auditors. In September 2002, the Audit Committee recommended, and the Board adopted, a revised charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement. The Board has determined that Dr. Vance and Mr. Attiyeh qualify as an "audit committee financial expert" as defined under the rules of the SEC.

        Compensation Committee.    The Compensation and Stock Options Committee (the "Compensation Committee") currently consists of Dr. Vogt, who serves as the chairman of the committee, Dr. Vance and Mr. Attiyeh. The purpose of the Compensation Committee is to help to ensure that (i) the executive officers of the Company are compensated in a manner consistent with the compensation philosophy of the Company as determined by the Board, (ii) the treatment of all executive officers is in an equitable and consistent manner, (iii) the Company maintains the ability to recruit and retain qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies are met. The committee also administers the Company's 1984 Stock Participation Plan, 1992 Stock Incentive Plan, 1997 Employee Stock Incentive Plan, and 2000 Incentive Plan. In June 2004, the Compensation Committee recommended, and the Board adopted, a written charter for the Compensation Committee, a copy of which is attached as Appendix B to this Proxy Statement.

        Nominating Committee.    In August 2004, the Board established a Corporate Governance and Nominating Committee (the "Nominating Committee"). This committee currently consists of Dr. Plummer, who serves as the chairman of the committee, and Messrs. Attiyeh, Matsuda, Vance and Vogt. The committee has recommended, and the Board has adopted, a written charter for the committee, a copy of which is attached as Appendix C to this Proxy Statement.

        The principal purposes of the Nominating Committee are to help ensure that (i) the Board is appropriately constituted to meet its fiduciary obligations to stockholders and the Company, and (ii) the Company has and follows appropriate governance standards. To carry out its purposes, the committee (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, (ii) selects the director nominees for the next annual meeting of stockholders, (iii) develops and recommends to the Board corporate governance principles applicable to the Company, and (iv) oversees the evaluation of the Board and management. For further information concerning the criteria and procedures for selecting director nominees, see "Nominating Procedures and Criteria" below.

        Charters of the Committees.    Each committee of the Board has recommended, and the Board has adopted, and may amend from time to time, a written charter, a copy of which is attached to this Proxy Statement. Each charter is also available on the Company's website at www.irf.com.

Meetings of the Board and Committees

        The Board held seven (7) meetings, and took action by written consent four (4) times, during the fiscal year ended June 30, 2004. The Audit Committee held nine (9) meetings, the Compensation Committee held six (6) meetings, and the Nominating Committee held no meetings, during fiscal year 2004. Each person who was a director of the Company or a member of a committee of the Board was present for at least 75% of the meetings of the Board and all such committees held during fiscal year 2004.

        It is the policy of the Company to require members of the Board to attend the annual meeting of stockholders, if practicable. Each director attended the 2003 annual meeting of stockholders.

Nominating Procedures and Criteria

        Among its functions, the Nominating Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by stockholders, provided such recommendations are made in accordance with the procedures set forth in the Bylaws and described under "General Information—Procedures for Stockholder Nominations". Stockholder recommendations that comply with these procedures will receive the same consideration that the committee's nominees receive. Stockholders did not propose any candidates for election at the meeting.

        Essential criteria for all candidates considered by the Nominating Committee include the following: integrity and ethical behavior; maturity; management experience and expertise; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following: financial or accounting expertise; experience in the Company's industry; business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.

        In selecting director nominees, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate's ability to contribute to the success of the Company.

        The Board's nominees for the Meeting have been selected by the Nominating Committee and the full Board.

Communications with Directors

        Stockholders may communicate with the chair of the Audit Committee, the Compensation Committee, or the Nominating Committee, or with the independent directors, individually or as a group, by writing to any such person or group c/o the Secretary of the Company, at the Company's office at 233 Kansas Street, El Segundo, California 90245.

        Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

        Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

Compensation of Directors

        Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as directors. During fiscal year 2004, each independent director received fees of $40,000 for participation on the Board and an additional $1,500 per committee meeting beyond four meetings, with the chair receiving $4,000 for each such meeting. Telephonic presence counts as a meeting. During the term of the Company's Amended and Restated Stock Incentive Plan of 1992 (the "1992 Plan"), which expired at the end of calendar year 2002, independent directors were automatically granted 10-year stock options to purchase 5,000 shares of Common Stock, at fair market value on the date of grant, on each January 1st. In addition, each independent director was granted an option to purchase 40,000 shares of Common Stock in 1994 or at the time of his election to the Board if elected after 1994. Each independent director was granted an option to purchase 5,500 shares of the Company's Common Stock on March 9, 2004. Independent directors are also eligible to receive discretionary option grants under the 2000 Stock Incentive Plan (the "2000 Plan").

        The options granted to independent directors under the 1992 Plan and the 2000 Plan generally became vested and exercisable at the rate of 20% per year commencing no later than the first anniversary of the grant. Unless the Board provides otherwise, upon (i) voluntary resignation or retirement after five consecutive years of service on the Board, (ii) death or total disability, or (iii) a change in control event (as defined in the 1992 Plan or the 2000 Plan), vesting accelerates on options held for more than six months so that the option is fully exercisable. Vested options remain exercisable until the earlier of (a) three years from the date of termination of services or death, or (b) expiration of the term of the option.

Executive Compensation

        The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all cash and non-cash compensation awarded, earned or paid for services to the Company in all capacities for each of fiscal year 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Restricted Stock Awards ($)		Securities Underlying Options/ SARs (#)		All Other Compensation ($)(4)
Eric Lidow(2) Chairman of the Board	2004 2003 2002	660,138 629,201 677,650	0 0 0		— — —		100,000 — 200,000		53,603 28,326 7,200
Alexander Lidow Chief Executive Officer	2004 2003 2002	700,000 700,000 700,000	700,000 514,923 500,000		— — —		150,000 — 300,000		21,234 7,200 7,200
Robert Grant Executive Vice President, Global Sales and Corporate Marketing	2004 2003 2002	457,307 420,000 405,180	793,962 203,764 367,500	(5)	431,254 286,463 93,744	(5) (6)(7) (7)	89,291 90,466 222,296	(5)	40,942 28,500 25,362
Michael P. McGee(3) Executive Vice President, Chief Financial Officer	2004 2003 2002	369,307 360,000 359,811	424,323 57,050 351,000		— 70,175 —	(6)	56,000 65,000 165,000		21,462 27,537 16,242
Walter Lifsey Executive Vice President, Operations	2004 2003 2002	402,919 331,152 —	409,565 137,536 —		— 70,175 —	(6)	60,000 80,000 —		16,304 112,303 —

(1)
Excludes perquisites or other personal benefits, the amount of which in the aggregate does not exceed the lesser of $50,000 or 10% of the reported annual salary and bonus of the executive officer for any year.

(2)
The Company has an executive agreement with Eric Lidow (See "Executive Agreements" below.)

(3)
Does not include annual compensation of approximately $228,000 paid to Mr. McGee pursuant to a Corporate Consulting Services Agreement entered into between Nihon Inter Electronics Corporation and the Company, in connection with Mr. McGee's position as Chairman of that company during the past year. In addition, Mr. McGee also received a one-time bonus payment of approximately $137,000 from the same company during the past year.

(4)
Includes an automobile allowance granted to key employees, and a cash payment of vacation hours that were accumulated beyond 240 hours at the end of the calendar year, pursuant to Company vacation policy.

(5)
Pursuant to the incentive compensation award plan for the Company's eCommerce business unit, these amounts include awards to Mr. Grant of (i) a cash bonus of $287,500, (ii) a restricted stock award of 12,584 shares of Common Stock, and (iii) an award of options to purchase 33,291 shares of Common Stock. (See "Long Term Incentives" below.)

(6)
Restricted stock awards based on performance through Fiscal Year 2003, as follows: Robert Grant received 2000 shares, Michael P. McGee 1750 shares and Walter Lifsey 1750 shares of Company stock vesting in three equal installments over three years.

(7)
A grant to Robert Grant of restricted stock awards of 7,614 shares of Common Stock for Fiscal Year 2003 and 2,758 shares of Common Stock for Fiscal Year 2002, in each case pursuant to the incentive compensation award plan for the Company's eCommerce business unit. (See "Long Term Incentives" below.)

Stock Option Grants

        The following table sets forth certain information regarding the grant of stock options made during fiscal year 2004 to the Named Executive Officers.

OPTION/SAR GRANTS IN FISCAL YEAR 2004

	Individual Grants
					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(5)
	Number of Securities Underlying Options/SARs Granted(1)	Percent of Total Options/SARs Granted To Employees In Fiscal Year
Name of Officer			Exercise or Base Price $/sh	Expiration Date(2)
					5%	10%
Eric Lidow	100,000	2.9	40.10	8/26/10	1,632,473	3,804,356
Alexander Lidow	150,000	4.4	40.10	8/26/10	2,448,709	5,706,533
Robert Grant(4)	26,000 30,000 33,291	..8 ..9 1.0	45.25 40.10 34.27	3/8/11 8/26/10 8/24/14	478,954 489,742 717,495	1,116,166 1,141,307 1,818,273
Michael P. McGee	26,000 30,000	..8 ..9	45.25 40.10	3/8/11 8/26/10	478,954 489,742	1,116,166 1,141,307
Walter Lifsey	10,000 50,000	..3 1.3	45.25 40.10	3/8/11 8/26/10	184,213 816,236	429,294 1,902,178

(1)
Options granted in 2004 generally have a term of seven years and vest at rate of 25% per year.

(2)
Subject to earlier termination in certain events related to termination of employment.

(3)
These values are solely the mathematical results of hypothetical assumed appreciation of the market value of the underlying shares at an annual rate of 5% and 10% over the full term of the options, less the exercise price. Actual gains, if any, will depend on future stock market performance of the Common Stock, market factors and conditions, and each optionee's continued employment through the applicable vesting periods. The Company makes no prediction as to the future value of these options or of its Common Stock, and these values are provided solely as examples required by the SEC proxy reporting rules.

(4)
Includes restricted stock award of 12,584 shares of Common Stock was granted to Robert Grant under the discretionary award plan for the Company's eCommerce business unit. (See "Long Term Incentives" below.)

Option Exercises and Holdings

        The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during fiscal year 2004, the number of shares of Common Stock issuable upon the exercise of stock options held at fiscal year end and the value of options held at fiscal year end based upon the closing sale price of the Common Stock on the New York Stock Exchange on July 4, 2004 ($37.66).

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2004
AND FISCAL YEAR-END OPTION/SAR VALUES

				Number of Securities Underlying Unexercised Options at July 4, 2004(1)		Value of Unexercised In-the-Money Options at July 4, 2004(2)
Name of Officer	Shares Acquired on Exercise(#)	Value Realized($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Eric Lidow	0	4,368,060	(3)	874,000	316,000	13,679,615	1,228,500
Alexander Lidow	0	3,124,373	(3)	895,000	403,000	14,852,018	252,900
Robert Grant	0	0		341,807	313,220	4,898,358	1,956,493
Michael P. McGee	0	0		317,450	248,500	4,945,767	1,309,038
Walter Lifsey	0	0		136,000	216,750	1,231,788	3,460,203

(1)
The exercisability of options may be accelerated upon a "change in control" as defined in the relevant plan or award agreement.

(2)
The value of unexercised "in-the-money" options is the difference between the closing sale price of the Common Stock on July 4, 2004 ($37.66 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

(3)
Based on shares exercised and sold in connection with a selling plan dated February 3, 2004, that is intended to comply with Rule 10b5-1(c).

Incentive Compensation Plans

        2000 Incentive Plan.    For a description of the 2000 Incentive Plan, see "Proposal 3: Amendment of 2000 Incentive Plan."

        1997 Employee Stock Incentive Plan.    The purpose of the 1997 Employee Stock Incentive Plan (the "1997 Plan") is to enable the Company to attract, motivate and retain employees by providing incentives related to equity interests in and the financial performance of the Company and our subsidiaries. Grants under the 1997 Plan can be made to any employee, consultant or advisor of the Company or our subsidiaries, other than a director or an executive officer. The Compensation Committee administers the 1997 Plan. The grants that can be made under the 1997 Plan include stock bonuses, restricted stock, stock options, stock purchase warrants and other performance awards. Awards expire ten years after the grant date. If Stockholders approve the proposal amendment to the 2000 Plan, no new awards will be granted under the 1997 Plan after the meeting. See "Proposal 3: Amendment of 2000 Incentive Plan." As of July 4, 2004, 5,486,500 shares of Common Stock were subject to awards then outstanding under the 1997 Plan, and awards subject to 220,135 shares remained available for grant.

        1992 Stock Incentive Plan.    The purpose of the 1992 Stock Incentive Plan (the "1992 Plan") was to enable the Company and our subsidiaries to attract, motivate and retain employees. Any employee, including any of our directors, officers or key employees were eligible under the 1992 Plan. The Compensation Committee administers the 1992 Plan. The grants that could be made under the 1992 Plan include the issuance of common shares, options, warrants, stock appreciation rights and other performance awards. The 1992 Plan also provided for the grant of options to non-employee directors. The non-employee director options expired ten years after the grant date.

        The 1992 Plan expired on December 31, 2002, but options issued under the 1992 Plan remain exercisable. As of July 4, 2004, 4,783,131 shares of Common Stock were subject to awards then outstanding under the 1992 Plan.

        1984 Stock Participation Plan.    The purpose of the 1984 Stock Participation Plan (the "1984 Plan") is to provide our employees, and the employees of our subsidiaries which have been or may be designated by the Board as eligible to participate in the 1984 Plan, with an opportunity to purchase shares of Common Stock. As of the date of this Proxy Statement, approximately 5,564 employees of the Company and our subsidiaries, including all Named Executive Officers, were eligible to participate in the 1984 Plan. Of those employees, approximately 897 employees were then participating in the 1984 Plan. Eligible employees who wish to participate in the 1984 Plan must during the relevant enrollment periods for the plan, authorize the withholding of between 2% and 10% of their regular earnings through payroll deductions. At the end of each period, the participant purchases that number of whole shares of Common Stock which is obtained by dividing the aggregate amount credited to that participant's account for that period by the purchase price for that period. The 1984 Plan is intended to qualify as an "Employee Stock Purchase Plan" under the provisions of Section 423 of the Internal Revenue Code. Participant contributions to the 1984 Plan are made on an after-tax basis.

        As of the date of this Proxy Statement, 2,535,781 shares of Common Stock had been purchased under the 1984 Plan, and 1,162,953 additional shares remain available for purchase. A maximum of 3,698,734 shares of Common Stock may be purchased under the 1984 Plan.

Equity Compensation Plan Information

        The following table shows outstanding option, their weighted exercise price, and options remaining available for issuance under the Company's existing compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans Approved by Stockholders	4,783,131 5,847,909	(1) (2)	$ $	30.1829 39.0498	0 1,042,045
Plans Not Approved by Stockholders	5,486,500	(3)		$33.5871	220,135
Total	16,117,540			$34,5589	1,262,180

(1)
The 1992 Plan expired December 31, 2002, but options issued under the plan remain exercisable.

(2)
The 2000 Plan currently expires December 31, 2009.

(3)
The 1997 Plan expires December 31, 2009.

Employment Agreements

        The Company and Eric Lidow, the Company's Chairman, are parties to an executive agreement dated May 15, 1991. The agreement set Mr. Lidow's annual salary at $500,000, and granted the Board discretion to increase his salary and to pay him bonuses. Mr. Lidow's salary under the agreement as last fixed by the Board is $700,000. Mr. Lidow has not been awarded a bonus in the last three fiscal years. The agreement may be terminated by either party upon 90 days written notice.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2004, Dr. Rochus E. Vogt, Dr. Jack O. Vance and Mr. Robert Attiyeh served on the Compensation Committee. None of these individuals is employed by the Company or has been a party to any transaction with the Company during fiscal year 2004.

Report of the Compensation Committee on Executive Compensation

        The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE

        The Compensation Committee determines the compensation of the executive officers, including the Named Executive Officers listed in the summary compensation table. (See "Executive Compensation" above). The Compensation Committee also reviews (but does not set) the salaries of all other employees having annual compensation of $150,000 or more. Salaries for those positions are determined by the Chief Executive Officer ("CEO").

Compensation Program

        The Company's executive compensation program consists of base salaries, annual bonus opportunity, and long-term incentives in the form of stock options or restricted stock. The Compensation Committee's policy generally is to set base salaries in the competitive range for similar positions in technology and semiconductor companies based on information regarding a broad range of such companies obtained from an annual independent survey of executive compensation. The Committee rewards outstanding performance with the opportunity to earn above average total compensation through annual bonuses and stock option grants. Each of the compensation elements is described in more detail below.

Base Salaries

        Base salaries and bonuses for fiscal year 2004 of the Named Executive Officers are listed above under "Executive Compensation" and are targeted between the 50th and 75th percentile of competitive salary levels, with the level within that range based on time in the position, comparative performance versus the Company's competitor group and total compensation comparisons.

Bonuses

        The following Named Executive Officers earned bonuses during fiscal year 2004 in the amounts indicated: Alexander Lidow ($700,000); Robert Grant ($793,962); Michael McGee ($424,323); Walter Lifsey ($409,565); and Donald R. Dancer ($187,269). The bonuses to Messrs. Grant, McGee, Lifsey and Dancer were based on achievement of certain performance targets under bonus plans in effect for the business units that each directs. Included in Mr. Grant's bonus is $287,500 under the terms of the eCommerce plan described under "Long Term Incentives" below. The bonus to Dr. Lidow was not made on a formula basis, but rather based on subjective decisions of the Compensation Committee, taking into account factors related to Company performance, including profitability, revenues, new product introductions, market share, and industry position, as well as the Committee's assessment of Dr. Lidow's individual performance.

Long-Term Incentives

        Long-term incentives are intended to reward for Company performance longer than one year. The Compensation and Stock Options Committee has determined that stock options are an effective incentive to reward for sustained long-term growth in total stockholder return as reflected in the Company's stock price. Stock options are granted at exercise prices that are not less than fair market value on the date of grant. Outstanding options granted prior to 2002 generally become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant and expire ten years after the date of the grant. Options granted since January 1, 2002 generally become exercisable at a rate of 25% per year commencing on the first anniversary of the date of grant and expire seven years after the date of grant. To determine options grants for fiscal year 2004 performance, the Compensation and Stock Options Committee considered peer company options values based on the Black-Scholes valuation model, individual and Company performance, and recommendations from the Chief Executive Officer.

        Robert Grant is subject to a discretionary incentive award plan for the eCommerce business unit of the Company that he directs. Under the plan, management makes award recommendations to the Compensation Committee based on performance targets achieved by the business unit. Award recommendations consist of bonus compensation of a combination of stock options, restricted stock units and cash. Restricted stock awards vest at 33 1/3% annually from date of grant based on continued company service. The plan terminated June 30, 2004. The plan provides for four performance milestones, one of which was achieved during fiscal year 2001, one in year 2003, and another of which was achieved in 2004. The plan has now expired by its terms. As a consequence, on August 25, 2004, the Compensation and Stock Options Committee approved for Mr. Grant (i) a cash bonus of $287,500, (ii) a restricted stock award of 12,584 shares of Common Stock, and (iii) an award of options to purchase 33,291 shares of Common Stock. Such awards are included above in the "Summary Compensation Table" and "Stock Option Grants for Fiscal Year 2004."

        Except as set forth above, no awards of restricted stock units have been made to Named Executive Officers for fiscal year 2004.

CEO Compensation

        No adjustment to Alexander Lidow's base compensation was made in fiscal year 2004. Dr. Lidow's base salary reflects approximately the 75th percentile of recent salaries of CEOs of peer semiconductor companies. He received a bonus of $700,000 for fiscal year 2004.

Policy on Section 162(m) of the Internal Revenue Code

        The Company has not adopted any formal policy with respect to Section 162(m) of the Internal Revenue Code of 1986. However, the Compensation Committee generally structures compensation to be deductible and considers cost and value to the Company in making compensation decisions which would result in non-deductibility. The Board has on occasion made decisions resulting in non-deductible compensation. The Company will not be able to deduct any compensation in excess of $1,000,000 paid to Alexander Lidow and Robert Grant in fiscal year 2004. The Compensation Committee believes that these payments were appropriate and in the best interests of the Company.

COMPENSATION AND STOCK OPTIONS COMMITTEE
Rochus E. Vogt (Chairman) Robert S. Attiyeh Jack O. Vance

Report of the Audit Committee of the Board of Directors

        The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act or under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

        The Board maintains an Audit Committee comprised of four of the Company's directors. Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange and the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

        Management is responsible for the preparation of the Company's financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

  •
  Reviewed and discussed with management the audited financial statements contained in the Company's Annual Report on Form 10-K for fiscal year 2004; and

  •
  Obtained from management their representation that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

        The independent auditors are responsible for performing an audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company's financial statements present fairly, in all material respects, the Company's financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:

  •
  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended ("Communication with Audit Committees"); and

  •
  Reviewed with the independent auditors the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"); and

  •
  Reviewed with the independent auditors whether the rendering of the non-audit services provided by them to the Company during fiscal 2004 was compatible with their independence.

        The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held nine (9) meetings during fiscal 2004, including with the independent auditors, both with and without management present. In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company's financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's auditors are independent.

        Based upon the reviews and discussions described above, and the report of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 4, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jack O. Vance (Chairman) Robert S. Attiyeh Minoru Matsuda James D. Plummer

Performance Graph

        The following graph compares the cumulative total stockholder return of the Company's Common Stock during the period from June 30, 1999 to June 30, 2004 with (i) the cumulative total return of the Standard and Poor's 500 Stock Index and (ii) the cumulative total return of the Standard and Poor's High Technology Composite Index. The comparison assumes $100 was invested on June 30, 1999 in the Common Stock and in each of the foregoing indices and the reinvestment of dividends through June 30, 2004. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

        This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Company operates on a 52 or 53 week fiscal year under which fiscal year 2004 consisted of 52 weeks ending July 4, 2004 and fiscal year 2003 consisted of 53 weeks ending July 6, 2003.

Code of Conduct

        The Company has adopted a Code of Conduct applicable to all directors, officers and employees of the Company. A copy of the Code of Conduct is available free of charge by writing to International Rectifier Corporation, attention Corporate Secretary, 233 Kansas Street, El Segundo, California 90245.

Certain Relationships and Related Transactions

        The Company holds as a strategic investment common stock of Nihon Inter Electronics Corporation ("Nihon"), a related party. At June 30, 2004, the Company owned approximately 17.5 percent of the outstanding shares of Nihon. The Company's Chief Financial Officer is presently the Chairman of the Board of Nihon. In addition, the general manager of the Company's Japan subsidiary is a director of Nihon. Although the Company has representation on the Board of Directors of Nihon, it does not exercise significant influence, and accordingly, the Company records its interest in Nihon based on readily determinable market values in accordance with SFAS No. 115. The activities and compensation of the Chief Financial Officer's responsibilities at Nihon are described in a Consulting Services Agreement between the Company and Nihon, dated April 1, 2004 which expires on April 1, 2005.

        In June 2002, the Company entered into agreements to license certain technology to Nihon and to contract Nihon to manufacture certain products. The estimated value of the licensing and manufacturing agreements are $5.4 million and $2.0 million, respectively, of which $3.3 million and $2.5 million was recognized as revenue for fiscal year 2004 and 2003, respectively. No revenue was recognized under these agreements for fiscal year 2002.

Compliance with Reporting Requirements of Section 16

        Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal year 2004.

PROPOSAL 2

OPTION EXCHANGE PROGRAM

        At the Annual Meeting, stockholders will be asked to authorize a one-time stock option exchange offer (the "Option Exchange") by Company. Under the Option Exchange, each eligible employee, excluding our executive officers and directors, will have the opportunity to exchange all of his or her currently outstanding stock options granted under the Company's 2000 Incentive Plan, as amended and restated (the "2000 Plan"), the Company's 1997 Employee Stock Incentive Plan (the "1997 Plan") and the Company's Amended and Restated Stock Incentive Plan of 1992 (the "1992 Plan" and, together with the 2000 Plan and the 1997 Plan, the "Plans"), with an exercise price equal to or in excess of $40 per share for a conditional right to receive new stock options.

        The number of new stock options that would be granted if the conditions of the Option Exchange are satisfied would be based on the following exchange ratios:

  •
  For outstanding options with an exercise price between $40.00 and $48.00, the new options would cover one share of Common Stock for every 1.5 shares covered by the outstanding options cancelled in the exchange.

  •
  For outstanding options with an exercise price between $48.01 and $56.00, the new options would cover one share of Common Stock for every 1.75 shares covered by the outstanding options cancelled in the exchange.

  •
  For outstanding options with an exercise price that exceeds $56.00, the new options would cover one share of Common Stock for every two shares covered by the outstanding options cancelled in the exchange.

        If the Option Exchange is approved and implemented, the new stock options would be granted no earlier than six months and one day following the date the old options are exchanged (the "Exchange Date") at an exercise price equal to the fair market value of the Common Stock on the date of grant of new options.

        Like many other companies in the semiconductor industry, the Company's stock price has declined this year. Many of the stock options held by our employees have exercise prices significantly higher than the current price of the Common Stock and no longer provide the incentives that we intended when we granted them. In addition, the shares covered by these options count against the share limits for the Plans and represent potential dilution to the Company's stockholders. With this in mind, the Board approved the Option Exchange on August 25, 2004, subject to stockholder approval, as a means to provide new incentives to the Company's employees and reduce the number of shares subject to outstanding awards under the Plans (because fewer shares would be subject to the new stock options than were subject to the exchanged options pursuant to the exchange ratios described above). In establishing the $40 exercise price threshold amount for this proposal, the Company reviewed the trading range of the Company's stock over the past year. The Company reserves the right to increase, but not to decrease, the threshold amount of $40 per share for purposes of determining which options are Eligible Options (as defined below).

        If stockholders approve the Option Exchange and each eligible employee elects to exchange all of his or her outstanding eligible options, the number of shares covered by outstanding options granted under the

Plans would be reduced by approximately 2.15 million shares (after giving effect to the new options that would have to be granted pursuant to the exchange).

        The 2000 Plan prohibits the cancellation and regrant of stock options as contemplated by the Option Exchange. Accordingly, the Company is asking stockholders to authorize the Company to make the Option Exchange as a one-time exception to the provisions of the 2000 Plan. The Option Exchange is also subject to stockholder approval of the 2000 Plan amendments described in Proposal 3 on page 27.

        If stockholders approve the Option Exchange and the amendments to the 2000 Plan described in Proposal 3, the Company expects that it would offer the Option Exchange late in the 2004 calendar year or early in the 2005 calendar year. The new stock options would be granted under the 2000 Plan around July or August 2005.

        If stockholders do not approve this proposal (or if they approve this proposal but do not approve the amendments to the 2000 Plan described in Proposal 3 below), the Company will not offer the Option Exchange and the Company's outstanding stock option grants will continue in accordance with their current terms and conditions.

Option Exchange Program

        Purpose.    The Company believes that stock options are a valuable tool to attract, motivate, reward and retain employees and to align their interests with those of the Company's stockholders. Because the Company's stock price has declined considerably over the last year, many of the stock options held by our employees have exercise prices significantly higher than the current market price of the Company's stock and no longer provide the incentives that we intended when we granted them. The Option Exchange is intended as a means to grant employees new stock options that do provide the desired incentives while at the same time reducing the number of shares subject to outstanding options under the Plans and the potential dilution to stockholders represented by such shares.

        The Option Exchange.    Subject to stockholder approval, the Company is offering Eligible Participants (as defined below) a one-time opportunity to exchange their Eligible Options (as defined below) for the right to receive new stock options. The new stock options will be granted no earlier than six months and one day after the Exchange Date. Participation in the Option Exchange is completely voluntary. If an Eligible Participant elects to participate in the Option Exchange, he or she may elect to tender some or all of his or her Eligible Options. However, a participant must tender all or none of his or her Eligible Options that were granted on any particular date. That is, a participant may not elect to tender only a portion of his or her Eligible Options that were granted on any particular date, but the participant may decide to tender all of his or her Eligible Options granted on one date but none of his or her Eligible Options granted on another date.

        Eligible Participants.    "Eligible Participants" are employees of the Company and its subsidiaries (excluding our executive officers and directors) who hold Eligible Options and are employed by the Company and its subsidiaries on the Exchange Date. However, as explained below, such participants must continue to be employed by the Company on the date the new stock options are granted in order to be eligible to receive new stock options. Former employees, consultants and others who are not employees on the Exchange Date are not eligible to participate. Furthermore, any person who is an executive officer or a director of the Company as of the Exchange Date is not eligible to participate. The Company may, in its discretion, exclude other employees from participation. We expect that about 3,213 employees will be considered Eligible Participants.

        Eligible Options.    "Eligible Options" are options granted under the Plans with an exercise price equal to or in excess of $40 per share that are held by Eligible Participants and are outstanding as of the Exchange Date. In establishing the threshold amount, the Company reviewed the trading range of the Company's Common Stock over the past year. The Company reserves the right to increase, but not to decrease, the threshold amount of $40 per share for purposes of determining which options are Eligible Options. Thus, the Company may reduce, but it may not increase, the number of options considered Eligible Options. The Company also reserves the right to adjust the threshold amount of $40 per share to reflect any stock dividends, stock splits, and similar changes in capitalization that may occur before the Exchange Date (although no such events are currently contemplated).

        Exchange Ratio.    The number of new stock options to be granted if the conditions of the Option Exchange are satisfied would be based on the following exchange ratios:

Exercise Price of Option Tendered in Exchange	Ratio of Shares Covered by Exchanged Option to Shares Covered by New Option
$40.00 - $48.00	1.50 : 1.00
$48.01 - $56.00	1.75 : 1.00
$56.00 & over	2.00 : 1.00

          For Example.    If an Eligible Participant were to tender an Eligible Option covering 15,000 shares of Common Stock with an exercise price of $45.00 per share, the Eligible Option would be cancelled and the participant would receive a conditional right to be granted a new stock option covering 10,000 shares of Common Stock. If, on the other hand, the Eligible Option had an exercise price of $58.00 per share, the participant would receive a conditional right to be granted a new stock option covering 7,500 shares of Common Stock.

        The Company reserves the right to increase, but not to decrease, the exchange ratios. Thus, the Company may reduce, but it may not increase, the maximum number of shares of Common Stock that may be subject to the new stock options granted in connection with the Option Exchange. The Company also reserves the right to adjust the exchange ratios to reflect any stock dividends, stock splits, and similar changes in capitalization that may occur before the Exchange Date (although no such events are currently contemplated).

        General Terms of New Stock Options.    The new stock options will be issued under the 2000 Plan and will have substantially the same terms and conditions as other options granted under the 2000 Plan, with the following exceptions:

  •
  Exercise Price.  The new stock options will have an exercise price equal to the fair market value of a share of the Common Stock as of the date the new options are granted.

  •
  Vesting.  The new stock options will be subject to a new vesting schedule, regardless of whether the Eligible Options were fully or partially vested. The new stock options will vest in annual installments over a three-year period following the date of grant of the new options.

  •
  Term.  The new stock options will have a term of five years, subject to early termination upon the occurrence of certain termination of employment, change in control and similar events as specified in the Plan.

        Implementation of the Option Exchange.    If stockholders approve the Option Exchange, the Company will promptly file an Offer to Exchange with the Securities and Exchange Commission ("SEC") and distribute the Offer to Exchange to all Eligible Participants shortly thereafter. Eligible Participants will then be given a short election period (no less than 20 business days) in which to elect to participate in the Option Exchange by surrendering some or all of their Eligible Options in exchange for a conditional right to be granted new stock options. Eligible Options that are surrendered will be cancelled immediately following the end of the election period. Once an Eligible Option has been cancelled, the participant will have no rights with respect to that cancelled option.

        The new stock options will be granted as soon as practicable after the date that is at least six months and one day after the cancellation of the Eligible Options. As a condition of being granted a new stock option, a participant must continue to be employed by the Company or one of its subsidiaries through the date the new stock option is granted. If a participant's employment terminates for any reason prior to the new stock option grant date, the participant will not be granted a new stock option and will not have any rights with respect to the previously cancelled option.

        Notwithstanding anything set forth in this description of the Option Exchange, the Board reserves the right to make non-material modifications to the terms and conditions of the Option Exchange that it determines, in its sole discretion, to be necessary or advisable for the successful administration of the Option Exchange. The Board also reserves the right, in its sole discretion, to withdraw the Option Exchange even if it is approved by stockholders

        If stockholders approve the Option Exchange and the amendments to the 2000 Plan described in Proposal 3 below, the Company expects that it would offer the Option Exchange late in the 2004 calendar year or early in the 2005 calendar year and that the new stock options would be granted around July or August 2005.

        Accounting Treatment.    The Option Exchange has been structured to comply with guidelines promulgated by the Financial Accounting Standards Board, as those guidelines are currently in effect, to avoid variable accounting compensation charges against the Company's earnings. Thus, under current United States Generally Accepted Accounting Principles applicable to the Company, the Company expects that no compensation charges would be triggered for accounting purposes by the Option Exchange or the grant of the new stock options. There is a possibility that United States Generally Accepted Accounting Principles could change in the future and require compensation charges for accounting purposes with respect to the new stock option grants.

        U.S. Federal Income Tax Consequences.    The U.S. federal income tax consequences of the Option Exchange under current federal law are summarized in the following discussion of general tax principles applicable to the Option Exchange. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

        The Company believes that the Option Exchange will not constitute a taxable event for Eligible Participants. Participants should not be required to recognize income for federal income tax purposes upon either the exchange of Eligible Options for the conditional right to receive new stock options or the grant of new stock options.

        The new stock options will be subject to the same tax treatment upon exercise as would have applied to the Eligible Options. Upon exercise of a new stock option, the Company will generally be entitled to deduct and the participant will generally recognize taxable income in an amount equal to the difference between the exercise price of the new stock option and the fair market value of the shares at the time of exercise.

        Additional Information on Eligible Options.    The following table reflects the total number of shares of the Common Stock covered by the Eligible Options as of July 4, 2004 and the total number of shares of the Common Stock that would be covered by new stock options if all Eligible Participants elected to participate in the Option Exchange and surrender all of their Eligible Options.

Options Eligible for Exchange

Name and Position	Number of Shares Underlying Eligible Options(1)	Maximum Number of Shares Underlying New Stock Options(1)
Executive Group
Eric Lidow Chairman of the Board	0	0
Alexander Lidow Chief Executive Officer	0	0
Robert Grant Executive Vice President, Global Sales and Corporate Marketing	0	0
Michael P. McGee Executive Vice President, Chief Financial Officer	0	0
Walter Lifsey Executive Vice President, Operations	0	0
Total for Executive Group	0	0

Non-Executive Director Group (5 persons)	0	0

Non-Executive Officer Employee Group	5,979,448	3,830,042

(1)
As noted above, the Company's executive officers and directors are not eligible to participate in the Option Exchange.

        Effects on Stockholders.    The Company is not able to predict the impact the Option Exchange will have on stockholders' rights because it is not able to predict the number of Eligible Options that will be exchanged or the future market price of the Common Stock. The Option Exchange is intended, in part, to reduce the potential dilution represented by the number of shares covered by the Eligible Options. However, the Option Exchange does involve certain risks for Eligible Participants (including, for example, the risk that the participant's employment will terminate prior to the date the new options are granted or become vested and the risk that the market price of the Common Stock will increase prior to the date the new options are granted). Consequently, Eligible Participants may elect not to participate in the Option Exchange, and the intended benefits of the Option Exchange would not be realized. On the other hand, if Eligible Participants do participate and are granted new options at exercise prices less than the exercise prices of the Eligible Options that they tender in the exchange, the participants will be more likely to exercise the new stock options than they would have been to exercise the tendered Eligible Options if the price of the Common Stock increases after the new stock options are granted. As additional shares of Common Stock are issued upon the exercise of stock options, the ownership interests of existing stockholders will be proportionately diluted.

        Proposed Plan Amendment.    The 2000 Plan prohibits the cancellation and regrant of stock options as contemplated by the Option Exchange. Accordingly, the Company is asking stockholders to authorize the Company to make the Option Exchange on a one-time basis for the reasons and on the terms described above. Stockholder approval of this proposal will constitute approval of the Option Exchange as a one-time exception to any provisions of the Plans that would otherwise preclude a cancellation and regrant of stock options as contemplated by the Option Exchange.

        Summary Description of 2000 Plan.    A summary of the provisions of the 2000 Plan is presented below under "Proposal 3: Amendment of 2000 Incentive Plan."

        Summary Description of 1997 Plan.    The 1997 Plan provides for the grant of stock options and other stock-based awards to the Company's employees and consultants, but not to our executive officers or directors. The Board adopted the 1997 Plan in November 1997. As of July 4, 2004, 5,486,500 shares of Common Stock were subject to awards then outstanding under the 1997 Plan, and an additional 220,135 shares were available for additional award grants under the 1997 Plan. If stockholders approve the amendments to the 2000 Plan described in Proposal 3 below, no new awards will be granted under the 1997 Plan after the Annual Meeting.

        Summary Description of 1992 Plan.    The 1992 Plan terminated on December 31, 2002. Accordingly, no new awards may be granted under the 1992 Plan. As of July 4, 2004, 4,783,131 shares of Common Stock were subject to awards then outstanding under the 1992 Plan.

        The Board believes that the approval of the Option Exchange will promote the interests of the Company and our stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in stockholder value.

        Members of the Board are not eligible to participate in the Option Exchange and thus do not have a personal interest in the approval of the Option Exchange.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED OPTION EXCHANGE AS DESCRIBED ABOVE.

PROPOSAL 3

AMENDMENT OF 2000 INCENTIVE PLAN

        At the Annual Meeting, stockholders will be asked to approve the following amendments to the Company's 2000 Plan, which were adopted by the Board, subject to stockholder approval, on August 25, 2004:

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  Increase in Aggregate Share Limit.    The 2000 Plan currently limits the number of shares that may be delivered pursuant to all awards granted under the plan to 7,500,000 shares. The proposed amendment would increase this limit by an additional 4,500,000 shares so that the new aggregate share limit for the 2000 Plan would be 12,000,000 shares. It is the Company's intention that awards representing the additional shares would be granted over a period no less than three years following approval of the proposal.

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  Availability of Shares Covered by Other Plans and Counting of Shares under the Option Exchange.    Except as described below with respect to options canceled in the Option Exchange, the proposed amendment would provide that shares subject to stock options granted under the Company's 1997 Plan and the Company's 1992 Plan that expire or are cancelled or terminated would become available for award grant purposes under the 2000 Plan. As of July 4, 2004, a total of 5,486,500 shares of the Company's common stock were then subject to outstanding options granted under the 1997 Plan, and a total of 4,783,131 shares of the Company's common stock were then subject to outstanding options granted under the 1992 Plan. If stockholders approve this proposal, no new awards will be granted under the 1997 Plan after the Annual Meeting. The 1992 Plan terminated on December 31, 2002, and no new awards may be granted under that plan.

  •
  Shares of the Company's common stock that are subject to stock options canceled pursuant to the Option Exchange, as described in Proposal 2 above and if approved by stockholders, may be used for purposes of granting the new stock options contemplated by the Option Exchange but will not be available for other award purposes under the 2000 Plan.

    The following two examples illustrate these share counting rules:

    •
    If a stock option covering 1,000 shares of the company's common stock expired or terminated without having been exercised, and other than as a result of a cancellation in the Option Exchange, those 1,000 shares would become available for award grant purposes under the 2000 Plan.

    •
    If a stock option covering 1,000 shares of the Company's common stock was canceled in the Option Exchange in consideration of the conditional right to be granted a new stock option covering 500 shares of the Company's common stock pursuant to the Option Exchange, the 1,000 shares could be used for purposes of the new option grant covering 500 shares but could not be used for other awards.

  •
  Elimination of Sub-Limit on Restricted Stock Awards.    The 2000 Plan currently limits the number of shares that may be delivered pursuant to restricted stock or stock unit awards granted under the plan for services rendered to 225,000 shares. The proposed amendment would eliminate this share limit.

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  2-for-1 Share Counting for Awards other than Options.    Under the proposed amendment, each share subject to any award granted under the 2000 Plan other than a stock option would count as two shares against the plan's aggregate share limit.

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  Reduction in Maximum Terms of Awards.    The 2000 Plan currently provides that options and other rights to acquire Common Stock granted under the plan must expire no later than ten years after the grant date. The proposed amendment would reduce this maximum term from ten years to five years.

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  Extension of Plan Term.    The current termination date of the 2000 Plan is December 31, 2009. The proposed amendment would extend the term of the plan to August 24, 2014 (subject to earlier termination by the Company). Stockholder approval of this proposal will also constitute stockholder approval of the performance-based award feature of the 2000 Plan, described on page 32, for purposes of Section 162(m) of the Code.

        The Board approved the foregoing amendments based, in part, on a belief that the number of shares currently available under the 1997 Plan and the 2000 Plan do not give the Company sufficient authority and flexibility to adequately provide for future incentives. In particular, the Board has determined that it is advisable to create greater flexibility under the 2000 Plan to grant restricted stock and stock unit awards in light of changing market trends in how employees are compensated and potential changes in the accounting treatment of stock options. However, the Board recognizes that stockholders may be concerned about the potential dilution caused by such awards. Accordingly, the amendments approved by the Board eliminate the 2000 Plan's share limit applicable to restricted stock and stock unit awards but also provide that shares issued with respect to all awards other than stock options granted under the plan will count against the plan's overall share limit on a two-for-one basis. The Board believes that these amendments would give us greater flexibility to structure future incentives and better attract, retain and reward key employees of the Company.

        The Board has also determined that it is advisable to extend the term of the 2000 Plan until August 24, 2014 and to reduce the maximum term of options and other awards granted under the plan from ten years to five years. The reduced maximum award term, if this proposal is approved by stockholders, will apply only with respect to awards granted after November 22, 2004.

        If stockholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2000 Plan will continue in effect.

        The 2000 Plan amendments described in this proposal are not also subject to stockholder approval of the stock option exchange described above in Proposal 2. The stock option exchange described in Proposal 2 is, however, contingent upon stockholders also approving this proposal.

Summary Description of the 2000 Plan

        The principal terms of the 2000 Plan are summarized below. A copy of the 2000 Plan which reflects the proposed amendments has been electronically filed with the Securities and Exchange Commission as an appendix to this Proxy Statement and can be reviewed on the Securities and Exchange Commission's Web site at http://www.sec.gov. A copy of the 2000 Plan which reflects the proposed amendments may also be obtained without charge by contacting the Secretary of the Company at 233 Kansas Street, El Segundo, California 90245.

        Purpose.    The purpose of the 2000 Plan is to provide stock and other performance-based incentives as a means of promoting the success of the Company by attracting, motivating, rewarding and retaining employees (including officers), directors and consultants and aligning their interests with those of stockholders generally.

        Eligible Persons.    "Eligible Persons" under the 2000 Plan generally include directors, officers, employees, or consultants and advisors of the Company and our subsidiaries. Members of the Board who are not employed by us ("Non-Employee Directors") have received and may receive in the future discretionary grants under the 2000 Plan.

        As of July 4, 2004, there were approximately 5,800 employees, including officers, of the Company and our subsidiaries and five (5) Non-Employee Directors, all of whom are eligible to receive awards under the 2000 Plan.

        Administration.    The Board or one or more committees of directors appointed by the Board (the appropriate acting body is referred to as the "Committee") administers the 2000 Plan. Currently, the Compensation Committee is the "Committee" under the plan. All awards granted under the plan will be authorized by the Committee.

        The Committee has broad authority under the 2000 Plan:

  •
  to select the participants and make other decisions contemplated by the 2000 Plan, although grants to Non-Employee Directors require Board approval or ratification;

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  to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

  •
  to determine the terms and conditions of cash-only performance-based and other awards;

  •
  to permit the recipient of any award to pay the exercise or purchase price of the Common Stock or award in cash, by the delivery of previously owned shares of our Common Stock or by offset (withholding shares otherwise to be delivered on exercise, valued at their fair market value as of the date of exercise in respect of withholding taxes and/or the exercise price), by notice and third party payment, or by a promissory note meeting the requirements contained in the 2000 Plan;

  •
  to amend option terms other than to reprice them, to accelerate the receipt or vesting of benefits and to extend or enhance benefits under an award; and

  •
  to make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award in connection with certain reorganizations or "Change in Control Events" (as generally described below under "Change in Control; Acceleration of Awards; Possible Early Termination of Awards").

        In no case will the exercise price of any option be reduced (by amendment, substitution, cancellation and regrant or other means), unless authorized by stockholders. Adjustments resulting from anti-dilution provisions of the 2000 Plan or a recapitalization, reorganization, or similar transaction affecting the underlying securities are not considered repricing. As described in Proposal 2 above, stockholders are being asked to authorize the Company to make the Option Exchange on a one-time basis.

        Share and Cash Limits.    Under the 2000 Plan, the current Share Limit is 7,500,000 shares of the Common Stock. If stockholders approve this proposal, this limit would be increased to 12,000,000 shares. Various additional share limits are imposed to address investor, tax and regulatory issues. A maximum of:

  •
  2,250,000 shares may be subject to incentive stock options granted under the 2000 Plan;

  •
  225,000 shares may be subject to restricted stock or stock unit awards granted under the 2000 Plan for services rendered (or for services and nominal consideration);

  •
  1,200,000 shares may be issued subject to options and to all share-based awards granted under the 2000 Plan to any individual in any three consecutive calendar years;

  •
  A maximum of $3,000,000 may be paid pursuant to "Performance-Based Awards" payable solely in cash that are granted under the 2000 Plan to an individual, with respect to performance in any period or periods aggregating three consecutive fiscal years.

        Each share limit and share-based award under the 2000 Plan and the exercise price of options are subject to adjustment for certain changes in the our capital structure, reorganizations and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the 2000 Plan.

        If stockholders approve the proposed amendments, each share subject to any award other than a stock option granted under the 2000 Plan would count as two shares against the Share Limit. The separate share limit on restricted stock and stock unit awards would be eliminated and shares subject to stock options granted under the 1997 Plan and the 1992 Plan that expire or are cancelled or terminated would, subject to the Option Exchange exception on page 21, become available for award grant purposes under the 2000 Plan.

        Types of Awards.    The 2000 Plan authorizes the grant of stock options, restricted stock, stock bonuses, stock units, performance awards and dividend equivalent rights, on a current or deferred basis. Generally speaking, an option will expire, and any other award will vest or be forfeited, not more than 10 years after the date of grant, subject to certain deferral opportunities that may be provided to participants. If stockholders approve the proposed amendments, the maximum term of awards granted under the plan would be reduced to five years.

        The Committee determines the applicable vesting schedule for each award. We may authorize settlement of awards in cash or shares of our Common Stock or other awards, subject to preexisting rights of participants or commitments evidenced by an award agreement. Stock-based awards may be settled in cash, but are not subject to the individual dollar limits on cash-based awards.

        Transfer Restrictions.    Subject to customary exceptions, awards under the 2000 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable only by the recipient. The Committee, however, may permit certain transfers of an award if the transferor presents satisfactory evidence that the transfer is for estate and/or tax planning purposes to certain related persons or entities and without consideration (other than nominal consideration), or in certain other circumstances.

        Adjustments.    As is customary in incentive plans of this nature, the number and kind of shares available under the 2000 Plan and the outstanding awards, as well as exercise or purchase prices and other share limits, and, as appropriate, performance targets, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to our stockholders.

        Stock Options.    An option is the right to purchase shares of our Common Stock at a future date at a fixed or variable exercise price ("Option Price") during a specified term not to exceed 10 years. If stockholders approve the proposed amendments, the maximum term of options would be reduced to five years. The Committee must designate each option granted as either an incentive stock option or a nonqualified stock option.

        The Option Price per share will be determined by the Committee at the time of grant, but will not be less than 100% of the fair market value of a share of our Common Stock on the date of grant (110% in the case of an incentive stock option granted to a beneficial holder of more than 10% of the total combined voting power of all classes of stock of the company). The tax consequences of incentive stock options and nonqualified stock options differ, and incentive stock options are subject to more restrictive terms under the U.S. Internal Revenue Code (the "Code") and the 2000 Plan. Full payment for shares purchased on the exercise of any option and any related taxes must be made at the time of such exercise, in cash, shares already owned or by offset of shares otherwise issuable, or other lawful consideration, including payment through authorized third party payment procedures.

        The Committee may grant one or more options to any employee, officer, director or consultant of the Company or any of our subsidiaries. If the optionee ceases to be employed by us or one of our subsidiaries, the Committee may determine the effect of termination on the rights and benefits under the options and in so doing may make distinctions based upon cause of termination.

        Restricted Stock Awards.    A restricted stock award is an award typically for a fixed number of shares of our Common Stock which are subject to restrictions ("Restricted Stock"). The Committee must specify the price, if any, or services the recipient must provide for the shares of Restricted Stock, the conditions on vesting (which may include the passage of time, specified performance objectives or both), and any other restrictions (for example, restrictions on transfer) imposed on the shares. A restricted stock award confers voting but not necessarily any dividend rights prior to vesting.

        Stock Units.    A stock unit represents an economic interest similar to Restricted Stock, in the form of a bookkeeping entry which serves as a unit of measurement relative to a share of our Common Stock for purposes of determining the payment, in our Common Stock or cash, of a deferred benefit or right. A stock unit typically will be payable only in the equivalent number of shares of our Common Stock and can accrue dividend equivalent rights in cash or additional shares under the 2000 Plan. Other types of stock unit awards can be made, including stock units that are fully vested at the time of grant (either in lieu of cash compensation or as cash or option gain deferrals) or stock units payable in cash. The Committee may permit any Eligible Person to defer any payment of cash or shares that may become due or payable under the 2000 Plan, by and through stock units and dividend or other accretions thereon, or otherwise, under and in accordance with the specific terms of any other non-qualified deferred compensation plan or program sponsored by us. The Committee may impose additional conditions, restrictions, or requirements on such deferrals, although the number of shares payable with respect to stock units so used as deferred compensation are not limited by the Restricted Stock limits described above under the heading "Share and

Cash Limits." (The Restricted Stock limit would be eliminated if stockholders approve the proposed amendments.)

        Performance Awards.    The Committee also may grant performance awards to Eligible Persons. The vesting and/or payment of performance awards may be based on the attainment of one or more performance measures established by the Committee with respect to the award at the time of grant. The amount of cash or shares or other property deliverable pursuant to such an award may be based (in whole or in part) upon the degree of attainment of the performance of the Company as may be established by the Committee for a specified period of not more than 10 fiscal years (a "performance cycle") to be established by the Committee as to each performance award.

        Section 162(m) Awards: Business Criteria and Conditions.    In addition to options granted "at market," other performance awards may be designed to satisfy the requirements for "performance-based" compensation under Section 162(m) of the Code and thus preserve the deductibility of such compensation under federal income tax law. These awards will be based on the performance of the Company and/or one or more of our subsidiaries, divisions, segments, units or stations. The applicable period(s) over which performance is measured will be not less than one nor more than 10 fiscal years. The business criteria (with new criteria underscored) upon which performance goals with respect to these awards will be established are:

  •
  revenue growth;

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  earnings (before or after taxes or before or after taxes, interest, depreciation, and/or amortization);

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  gross profit (whether expressed as a dollar amount or a percentage of revenues);

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  cash flow (from operating, investing, or financing activities or any combination thereof);

  •
  working capital;

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  stock performance;

  •
  stock price appreciation (whether expressed on an absolute or relative basis), return on equity, assets or return on net investment;

  •
  cost containment or reduction; or

  •
  any combination of the foregoing criteria.

        By way of example, cost containment or reduction may be achieved by, among other objective means, reducing expenses, costs of goods sold, or the length of time receivables remain outstanding. Similarly, the performance of a division, segment or station may include the success of one or more designated product lines.

        These types of Section 162(m) eligible awards will be earned and payable only if performance reaches specific, preestablished performance goals approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to the goals remains substantially uncertain. Before any of these awards are paid, the Committee must certify that the applicable performance goals have been satisfied. Performance goals will be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m) and subject to the 2000 Plan. In the event of an award recipient's death or disability, a Change in Control

Event, or in such other circumstances as the Committee may determine, the Committee may provide for full or partial credit prior to completion of the performance cycle or the attainment of the performance achievement specified in the performance award.

        Performance awards may be stock-based (payable in stock only or cash or any combination thereof) or may be cash-only awards (in either case, subject to the applicable limits described above under the heading "Share and Cash Limits"). The Committee has discretion to determine the performance goals and restrictions or other limitations of the individual performance awards and may reserve "negative" discretion to reduce payments below maximum award limits. The Committee has no discretion to increase, above the maximum amount specified at the time of grant, the amount of cash or number of shares to be delivered upon attainment of the performance goals set forth in the individual performance award in the case of Section 162(m) qualified awards.

        Stock Bonuses.    A Stock Bonus represents a bonus in shares of our Common Stock for services rendered. The Committee may grant Stock Bonuses to any or all Eligible Persons to reward special services, contributions or achievements, or to further share ownership objectives, in such manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Committee. The number of shares so awarded will be determined by the Committee and may be granted independently of or in lieu of cash bonuses or other awards.

        Promissory Notes to Purchase Shares.    The 2000 Plan allows the Committee to authorize acceptance of one or more promissory notes from any Eligible Person to finance or facilitate the exercise or receipt of awards. The principal of the note must not exceed the exercise or purchase price and applicable withholding taxes. The note must be full recourse and secured by the stock purchased, if required by the Committee or by applicable law, but may include favorable (below market) terms as to interest rates or other provisions; however, the interest rate cannot be less than the interest rate necessary to avoid the imputation of interest under the Code. The term of any note under the 2000 Plan may not exceed five years. The unpaid principal balance of the note will become due and payable no later than the 30th business day after termination of employment or service, unless the Committee otherwise provides. Short-term tax loans to cover the taxes associated with awards are also authorized; these loans may be on any terms the Committee approves.

        Change in Control; Acceleration of Awards; Possible Early Termination of Awards.    Upon the occurrence of a Change in Control Event, unless the Committee otherwise provides, each option will become immediately exercisable, Restricted Stock will immediately vest free of restrictions, and performance awards and stock units will become payable. Under Section 6.1(g) of the 2000 Plan, a "Change in Control Event" generally includes (subject to certain exceptions):

  •
  an acquisition by any "person" (as that term is defined under the Securities Exchange Act of 1934, as amended) of beneficial ownership or a pecuniary interest in more than 50% of our Common Stock or voting securities then entitled to vote generally in the election of directors of the Company, other than an acquisition by one or more of the following persons or entities: the Company, one of our subsidiaries, any employee benefit plan or employee stock option plan of the Company, or any member or group affiliated with the Lidow family;

  •
  certain changes in a majority of the Board;

  •
  stockholder approval of certain dissolution or liquidation proceedings of the Company; or

  •
  stockholder approval of certain mergers or consolidations or sales of all or substantially all of the Company's assets, in any case involving more than a 50% change in ownership.

        In certain circumstances awards which are fully accelerated and which are not exercised or settled at or prior to a Change in Control Event may be terminated, subject to any provisions for assumption, substitution or settlement. If the vesting of an award has been accelerated expressly in anticipation of an event or subject to stockholder approval of an event and the Committee or the Board later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.

        Termination of or Changes to the 2000 Plan and Awards.    The Board may amend or terminate the 2000 Plan at any time and in any manner, including a manner that increases, within 2000 Plan aggregate limits, awards to officers and directors. Unless required by applicable law, stockholder approval of amendments will not be required. The 2000 Plan currently provides that no new awards may be granted under the plan after December 31, 2009. If stockholders approve this proposal, the termination date would be extended to August 24, 2014. After the plan terminates, the applicable plan provisions and authority of the Committee will continue as to any then outstanding awards. (This authority includes authority to amend outstanding options or other awards, except as to repricing.)

        Outstanding options and other awards generally speaking may be amended (except as to repricing), but the consent of the holder is required if the amendment materially and adversely affects the rights or benefits of the holder.

        Non-Exclusive Plan.    The 2000 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to our Common Stock, under any other plan or authority.

Federal Income Tax Treatment of Awards Under the Plan

        The U.S. federal income tax consequences of the 2000 Plan under current federal law are summarized in the following discussion of general tax principles applicable to the 2000 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

        The Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the Option Price and the fair market value of the shares at the time of exercise of a nonqualified stock option. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

        The current federal income tax consequences of other awards authorized under the 2000 Plan generally follow certain basic patterns: restricted stock is taxed at the time of vesting (unless effectively deferred through units) (although employees may elect earlier taxation and convert future gains to capital gains); bonuses and stock units are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

        If an award is accelerated under the 2000 Plan in connection with a "change in control" (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, if compensation attributable to awards is not "performance-based" within the meaning of Section 162(m) of the Code, the Company may not be permitted to deduct the aggregate non-performance-based compensation to the extent it exceeds $1,000,000 in any tax year.

Specific Benefits Under the 2000 Incentive Plan

        The Committee has not approved any awards under the 2000 Plan that are contingent on stockholder approval of the proposed amendments. If the additional shares that will be available for award grants under the 2000 Plan if stockholders approve the proposed amendments had been available for award purposes in fiscal 2003, the Company expects that its award grants for fiscal 2003 would not have been substantially different from those actually made under the 2000 Plan.

        The grant of additional stock-based awards under the 2000 Plan in the future and the nature of any such awards are at the discretion of the Committee (or, in the case of awards to Non-Employee Directors, the Board). Accordingly, the number, amount and type of awards to be received by or allocated to Eligible Persons under the 2000 Plan as a result of the proposed amendments in the future cannot be determined. We are not currently considering any specific additional awards under the 2000 Plan other than those that we would be required to grant pursuant to the Option Exchange, if approved by stockholders. The number of shares covered by the new options that we are required to grant pursuant to the Option Exchange will depend on, among other factors, the extent to which Eligible Participants elect to participate in the Option Exchange.

        The closing price of a share of our Common Stock as of July 4, 2004 was $37.66 per share.

Aggregate Past Grants Under the 2000 Incentive Plan

        As of July 4, 2004, 1,580 options covering 6,138,388 shares of Common Stock had been granted under the 2000 Incentive Plan. Of these options, the following number of shares have been granted subject to options to the persons and groups identified below:

	Number of Shares Subject to Past Option Grants			Number of Shares Underlying Options as of July 4, 2004
			Number of Shares Acquired On Exercise
Name and Position
				Exercisable	Unexercisable
Executive Group:
Eric Lidow Chairman of the Board	300,000		0	160,000	140,000
Alexander Lidow Chief Executive Officer	150,000		0	0	150,000
Robert Grant Executive Vice President, Global Sales and Corporate Marketing	296,134	(1)	4,377	132,537	159,220
Michael P. McGee Executive Vice President, Chief Financial Officer	177,750	(1)	0	66,250	111,500
Walter Lifsey Executive Vice President, Operations	161,750	(1)	3,000	44,000	114,750
Total for Executive Group:	1,085,634		7,377	402,787	675,470
Non-Executive Director Group:
Robert S. Attiyeh	45,500		0	0	45,500
Minoru Matsuda	50,500		10,000	25,000	15,500
James D. Plummer	50,500		0	35,000	15,500
Jack O. Vance	50,500		0	35,000	15,500
Rochus E. Vogt	50,500		0	35,000	15,500
Total for Non-Executive Director Group	247,500		10,000	130,000	237,500
Each other person who has received 5% or more of the options
All employees, including all current officers who are not executive officers or directors, as a group	4,723,754	(2)	355,751	1,830,176	2,537,827
Total	6,138,388	(2)	373,126	3,393,547	2,371,713

        Eric Lidow and Jack Vance, identified above, are nominees for re-election as directors at the 2004 Annual Meeting.

(1)
This includes 15,872 shares granted as restricted stock awards to each individual based performance; Robert Grant—12,372; Michael P. McGee—1,750; and Walter Lifsey—1,750.

(2)
This includes 46,981 shares granted as restricted stock awards to employees and executive officers based on performance.

Equity Compensation Plan Information

        Please refer to the information included under the heading "Election of Directors (Proposal 1)—Equity Compensation Plan Information" above.

        The Board believes that the approval of the proposed amendments to the 2000 Plan will promote the interests of the Company and our stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in stockholder value.

        All members of the Board are eligible for awards under the 2000 Plan and thus have a personal interest in the approval of the proposed amendments.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 2000 PLAN AS DESCRIBED ABOVE.

PROPOSAL NO. 4

RATIFICATION OF AUDITORS

        The Board, upon the recommendation of the Audit Committee, has ratified the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for fiscal year 2005.

        Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting, the Board will consider the selection of another independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.

INDEPENDENT AUDITORS

        Representatives of PricewaterhouseCoopers LLP, the Company's independent accountants for fiscal year 2004, will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Audit Fees: Fees for audit services totaled $1,100,000 in fiscal 2004 and $757,000 in fiscal 2003, including fees associated with the annual audit and the reviews of the Company's quarterly reports in Form 10-Q.

        Audit-Related Fees: Fees for audit related services totaled $453,000 in fiscal 2004 and $400,000 in fiscal 2003. Audit-related services principally included assurance services over the Company's royalty income and accounting consultations.

        Tax Fees: Fees for tax services, including tax compliance, tax advice and tax planning totaled $239,000 in fiscal 2004 and $188,000 in fiscal 2003.

        All Other Fees: Fees for other services not included above totaled $159,000 in fiscal 2004 and $60,000 in fiscal 2003. Such services principally consisted of consulting on technical accounting and Sarbanes-Oxley Section 404 compliance matters for fiscal year 2004 and on technical accounting matters for fiscal year 2003.

        The Audit Committee administers the Company's engagement of PricewaterhouseCoopers LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of PricewaterhouseCoopers LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent auditors to perform the services. The Audit Committee, in reliance on management and the independent auditors, has determined that the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

        Prior to engagement, the Audit Committee pre-approves all independent auditor services. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2005 annual meeting of stockholders is presently expected to be held on or about November 21, 2005.

        SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company's 2005 annual meeting must be received by the Secretary of the Company at the Company's office at 233 Kansas Street, El Segundo, California 90245 on or before June 20, 2005, in a form that complies with applicable regulations. If the date of the 2005 annual meeting is advanced or delayed more than 30 days from the date of the 2004 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2005 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2005 annual meeting. Upon any determination that the date of the 2005 annual meeting will be advanced or delayed by more than 30 days from the date of the 2004 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

        SEC rules also govern a company's ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company on or before June 20, 2005, the proxies solicited by the Board for the 2005 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2005 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended July 4, 2004 (excluding the exhibits thereto) as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Pricewaterhouse Coopers LLP, the Company's independent auditors.

        The Company will provide a copy of the exhibits to its Form 10-K for the fiscal year ended July 4, 2004 upon the written request of any beneficial owner of the Company's securities as of the Record Date and reimbursement of the Company's reasonable expenses. Such request should be addressed to the Secretary of the Company, at 233 Kansas Street, El Segundo, California 90245. Exhibits are available at no charge on the SEC's website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
INTERNATIONAL RECTIFIER CORPORATION

Donald R. Dancer, Secretary
October 18, 2004 El Segundo, California

APPENDIX A

AUDIT COMMITTEE CHARTER

        1.    FORMATION.    The Board of Directors ("Board") of International Rectifier Corporation, a Delaware corporation ("Company") has established the Audit Committee ("Committee") pursuant to Section 141(c)(2) of the Delaware General Corporation Law and Article III, Section 15 of the Company's Bylaws.

        2.    STATEMENT OF PURPOSE.    The Committee will assist the Board in fulfilling the Board's oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the external auditors' qualifications and independence, and (4) the performance of the Company's internal audit function and external auditors. The Committee will prepare the annual report included in the Company's proxy statement as required by the SEC. To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company's business, operations, and risks.

        The Committee is not responsible for planning or conducting audits or determining that the Company's financial statements are accurate and are in accordance with generally accepted accounting principles ("GAAP"). This duty is the responsibility of management and the external auditors, who are ultimately accountable to the Committee. Likewise, it is not the duty of the Committee independently to verify information presented to it, unless special circumstances require independent verification. The statement of responsibilities below is in all respects qualified by this limitation.

        3.    COMPOSITION AND QUALIFICATIONS.    The Committee shall be comprised of not fewer than three members of the Company's Board. Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board. One of the members of the Committee shall be designated by the Board as the chairperson ("Chairperson") of the Committee. The Board shall appoint the members of the Committee to serve until their successors have been duly designated. Members of the Committee may be removed by the Board for any reason and at any time. Vacancies on the Committee shall be filled by the Board. The members of the Committee shall meet the standards of independence and other qualifications set forth on Exhibit A. The Company must disclose in the periodic reports required by section 13(a) of the Securities Exchange Act of 1934 (the "Act") whether or not it has at least one member who is a financial expert as described in Exhibit A.

        4.    RESPONSIBILITIES.    The Committee shall have responsibilities in the following areas:

          (a)    INTERNAL CONTROLS

      Review with management, external auditors and internal auditors the adequacy of the Company's internal accounting controls and procedures.

      Inquire about internal control recommendations made by internal and external auditors and whether they have been implemented by management.

          (b)    FINANCIAL REPORTING

      Review reports prepared by management and by the external auditors of significant accounting and financial reporting issues and judgments and their impact on the financial statements.

      Review periodically with the internal and external auditors significant risks and exposures and the plans to monitor, control and minimize such risks and exposures.

      Review significant changes to the Company's auditing and accounting practices as suggested by the internal and external auditors or management and discuss them on a timely basis.

      Meet with management and the external auditors to review and discuss the annual audited financial statements, the results of the audit and the interim financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and obtain from the external auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Act, as amended.

      Require the external auditors to review the financial information included in the Company's interim financial statements prior to filing its Form 10-Q Reports.

      Review with management and the external auditors earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

          (c)    COMPLIANCE

      Periodically obtain reports from management, auditors, general counsel, tax advisors or any regulatory agency regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material impact on financial statements and the consideration of those matters in preparing the financial statements.

      Review the effectiveness of the policies and procedures for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) on any reporting deficiencies, fraudulent acts or accounting irregularities.

          (d)    INTERNAL AUDIT

      Review the activities, structure resources, qualifications and effectiveness of the internal audit function, and the performance of the director of internal audit.

          (e)    RETENTION OF EXTERNAL AUDITORS

      Exercise the sole authority and responsibility to select, evaluate and replace the external auditor (or to nominate the external auditors to be proposed for shareholder approval in any proxy statement).

      Review, evaluate and approve the annual engagement proposal of the external auditors, including the proposed audit scope and approach, and level of fees to be paid to the external auditors.

      Pre-approve all auditing services and all non-auditing services to be performed by the external auditor, provided that the external auditor shall not be retained to perform those prohibited non-audit functions listed on Exhibit B. The approved non-auditing services must be disclosed in the Company's periodic public reports required by section 13(a) of the Act. The approval of non-auditing services can be delegated to one or more members of the Committee, but the decision must be presented to the full Committee at the next scheduled meeting.

      Obtain and review reports from the external auditor, at least annually, regarding:

                (1)   the external auditors' internal quality-control procedures;

                (2)   any material issues raised by the most recent internal quality-control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditor, and any steps taken to deal with any such issues; and

                (3)   all relationships between the external auditor and the Company. in accordance with Independence Standards Board No. 1.

      Actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and recommend that the Board take appropriate action in response to the external auditors' report to satisfy itself of the external auditors' independence.

          (f)    EXTERNAL AUDIT

      Obtain and review timely reports from the external auditor regarding:

                (1)   all critical accounting policies and practices to be used by the Company;

                (2)   all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor; and

                (3)   all other material written communications between the external auditor and management, including any management letter or schedule of unadjusted differences.

      Review with the external auditor any problems or difficulties the external auditor may have encountered, including: (1) any restrictions on the scope of activities or access to required information; (2) any changes required in the planned scope of the internal audit; and (3) any recommendations made by the external auditors as a result of the audit.

      Discuss the matters required to be discussed by Statement of Auditing Standards No. 61 as it may be modified or supplemented from time to time ("SAS 61").

          (g)    OTHER RESPONSIBILITIES

      Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      Set clear hiring policies for employees or former employees of the external auditor.

      Regularly report to the Board on the Committee's activities and make appropriate recommendations.

      Discuss Company policies with respect to risk assessment and risk management.

      Annually evaluate the effectiveness of the Company's finance department.

      Annually evaluate the performance of the Committee.

      Review any special executive compensation or benefit arrangements.

      Annually review and (if appropriate) update this charter, subject to Board approval of changes.

        5.    MEETINGS

          (a)    FREQUENCY

      The Committee shall hold regular meetings on such days as it shall determine at least four times per year. Special meetings of the Committee will be held at the request of the Chairperson of the Committee or any two other Committee members. Minutes shall be regularly kept of Committee proceedings.

          (b)    AGENDA

      Prior to each regularly scheduled meeting, the Committee members will receive notice of and an agenda for the meeting. Other topics for discussion may be introduced at the meeting or by notice to the Chairperson at the request of any Committee member.

          (c)    ATTENDANCE

      The Committee may regularly or from time-to-time ask corporate officers and other employees of the Company to attend the meetings.

          (d)    PROCEDURES

      The Committee may adopt rules for its meetings and activities. In the absence of any such rules, the Committee actions shall be governed by the Company's Bylaws and applicable law, as applicable to Board meetings and activities. In all cases, a quorum of the Committee shall be a majority of the persons then serving as members of the Committee.

          (e)    EXECUTIVE SESSIONS

      Meet with the external auditors, internal auditors and management in separate executive sessions at least quarterly to discuss any matters that the Committee or these groups believe should be discussed privately.

        6.    OUTSIDE ASSISTANCE.    The Committee shall have the authority to request and receive access to any internal or external information it requires to fulfill its duties and responsibilities. The Committee is authorized to engage such outside professional or other services as in its discretion it deems necessary to fulfill its responsibilities, whose compensation shall be funded by the Company.

EXHIBIT A

Sarbanes-Oxley requirements:

Independence requirements—

  •
  A Committee member may not, other than in his or her capacity as a member of the Committee, the board of directors, or any other board committee; (1) accept any consulting, advisory, or other compensatory fee from the Company; or (2) be an affiliated person of the Company or any of its subsidiaries. The SEC may exempt a particular relationship that the SEC determines appropriate in light of the circumstances.

Knowledge requirement—

  •
  There must be at least one "financial expert" on the Committee who has, through education and experience as a public accountant or auditor or a principal financial officer, comptroller or principal accounting officer of a company, or from a position involving the performance of similar functions: (1) an understanding of GAAP and financial statements; (2) experience in the preparation of financial statements of general comparable companies and the application of such principles in connection with the accounting for estimates, accruals, and reserves; (3) experience with internal accounting controls; and (4) an understanding of audit committee functions.

EXHIBIT B

Prohibited Non-Audit Services:

  1.
  Bookkeeping or other services related to the accounting records or financial statements of the Company;
  2.
  Financial information systems design and implementation;
  3.
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
  4.
  Actuarial services;
  5.
  Internal audit outsourcing services;
  6.
  Management functions or human resources;
  7.
  Broker or dealer, investment advisor, or investment banking services;
  8.
  Legal services and expert services unrelated to the audit; and
  9.
  Any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

APPENDIX B

CHARTER OF THE
COMPENSATION AND STOCK OPTIONS COMMITTEE OF
INTERNATIONAL RECTIFIER CORPORATION

1.     PURPOSE

        The purpose of the Compensation and Stock Options Committee (the "Committee") of International Rectifier Corporation (the "Company") is to help to ensure that the executive officers of the Company and its subsidiaries are compensated in a manner consistent with the compensation strategy of the Company determined by the Board of Directors (the "Board"), treatment of all executive officers in an equitable and consistent manner, the Company's need to compete in recruiting and retaining qualified executive officers, and the requirements of the appropriate regulatory bodies. The Committee shall also communicate to the stockholders the compensation policies of the Company and the method for establishing compensation for the Chief Executive Officer ("CEO") and the other executive officers of the Company. To carry out this purpose, the Committee shall:

          (1)   Review and approve corporate goals and objectives relevant to compensation of the executive officers.

          (2)   Evaluate the performance of the executive officers in light of those goals and objectives.

          (3)   Determine and approve the compensation level of the executive officers based on this evaluation.

          (4)   Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans.

2.     COMMITTEE MEMBERSHIP AND ORGANIZATION

        The Committee shall be comprised of no fewer than three members. Each member of the Committee shall be "independent" as defined by the rules of the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC"). In addition, each member shall be a "Non-employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and shall satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The members of the Committee shall be appointed and replaced by the Board. The Board shall appoint one of the members as Chair.

        This Committee shall communicate with and work closely with the Board.

3.     COMMITTEE RESPONSIBILITIES AND AUTHORITY

        To carry out its purposes expressed in Paragraph 1 above, the Committee shall have the following responsibilities and authority. Delegation by the Board of responsibilities to the Committee shall not preclude the Board from taking any action permitted to be taken under governing law, rules or regulations applicable to the Company, provided that the Committee shall have sole authority to retain and terminate any consulting firm used to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve the consulting firm's fees and other retention terms.

           (1)  Review from time to time and approve the Company's compensation strategy to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the executive compensation strategy supports Company objectives and stockholder interests.

           (2)  Determine all elements of compensation for the executive officers.

           (3)  Determine the long-term incentive component of compensation for the executive officers based on a consideration of the Company's performance and relative shareholder return, the value of similar incentive awards to executive officers of comparable companies, and the awards each executive officer has received in past years.

           (4)  Annually review the performance of the CEO and the executive officers of the Company, and report on the Committee's review to the Board and the CEO.

           (5)  Produce the annual Board Compensation Committee Report to Stockholders on the factors and criteria on which the compensation for the CEO and other executive officers in the last year was based, to be included in the Company's proxy statement for its annual meeting or Annual Report on Form 10-K filed with the SEC.

           (6)  Develop the Company's incentive compensation strategy with respect to the total number of incentive awards to be granted, the relative participation of senior management and other employees, and the types of awards to be granted.

           (7)  Recommend and approve, subject to submission to stockholders when appropriate, all new equity-related incentive plans

           (8)  Determine eligibility for awards under the Company's incentive compensation plans and the terms under which awards are granted.

           (9)  Allocate awards under the Company's incentive compensation plans, provided that the Committee may delegate to the CEO or another executive officer the authority to allocate stock options among employees who are not executive officers, subject to applicable law and the limits and guidelines established by the Committee.

         (10)  Assure that the Company's executive incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the Company's incentive compensation strategy.

         (11)  Approve annual retainer and meeting fees for directors and members of Board committees, including expense reimbursement limits and per diem allowances, and fix the terms and awards of stock compensation for members of the Board.

         (12)  Review with the CEO matters relating to management succession.

         (13)  Review the Company's employee benefit programs and approve changes subject, where appropriate, to stockholder or Board approval.

         (14)  Obtain advice, assistance, reports or opinions from internal or external legal, accounting or other advisors, including consulting firms, to assist in the evaluation of director, CEO or senior executive compensation.

         (15)  Form and delegate authority to subcommittees, or delegate authority to members, when appropriate, provided that such subcommittees will be composed exclusively of members of this Committee and will operate pursuant to a published charter.

         (16)  Review and re-examine this Charter at least annually and make recommendations to the Board with respect to any proposed changes.

         (17)  Annually report to the full Board regarding its own performance against the responsibilities outlined in this Charter and as otherwise established by the Board.

         (18)  Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board of Directors of the Company or the Chairman of the Board of Directors, or as designated in compensation plan documents.

4.     MEETING AND MINUTES

           (1)  The Committee will meet at least twice annually and will also meet, as required, in response to the needs of the Board and as necessary to fulfill their responsibilities.

           (2)  The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

APPENDIX C

CHARTER OF THE
CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE OF
INTERNATIONAL RECTIFIER CORPORATION

1.     PURPOSE

        The purpose of the Corporate Governance and Nominating Committee (the "Committee") of International Rectifier Corporation (the "Company") is to help to ensure that the Board of Directors (the "Board") is appropriately constituted to meet its fiduciary obligations to stockholders and the Company, and that the Company has appropriate governance standards and follows them. To carry out this purpose, the Committee shall:

          (1)   Identify individuals qualified to become Board members, consistent with criteria approved by the Board.

          (2)   Recommend the director nominees to be selected by the Board for the next annual meeting of stockholders.

          (3)   Develop and recommend to the Board a set of corporate governance principles applicable to the Company.

          (4)   Oversee the evaluation of the Board and management.

2.     COMMITTEE MEMBERSHIP AND ORGANIZATION

        The Committee shall be comprised of no fewer than three members. Each member of the Committee shall be "independent" as defined by the rules of the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC"). Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The members of the Corporate Governance and Nominating Committee shall be appointed and replaced by the Board. The Board shall appoint one of the members as Chair

        This Committee shall communicate with and work closely with the Board.

3.     COMMITTEE RESPONSIBILITIES AND AUTHORITY

        To carry out its purposes expressed in Paragraph 1 above, the Committee shall have the following responsibilities and authority. Delegation by the Board of responsibilities to the Committee shall not preclude the Board from taking any action permitted to be taken under governing law, rules or regulations applicable to the Company, provided that the Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

          a.     Evaluate the current composition, organization, size and governance of the Board and its committees; determine future requirements; make recommendations to the Board concerning the

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  appointment of directors to committees of the Board, and recommend the selection of chairs of committees of the Board.

          b.     Determine the desired qualifications, expertise and characteristics for potential directors and conduct searches for director candidates that have corresponding attributes. Evaluate, propose and approve nominees for election to the Board, and consider and evaluate stockholder nominees for election to the Board.

          c.     Oversee the Board's performance evaluation process, including conducting surveys of director observations, suggestions and preferences. The Corporate Governance and Nominating Committee shall also evaluate the participation of members of the Board in continuing education activities in accordance with NYSE rules.

          d.     Form and delegate authority to subcommittees, or delegate authority to members, when appropriate, provided that such subcommittees will be composed exclusively of members of this Committee and will operate pursuant to a published charter.

          e.     Evaluate and recommend termination of service of individual members of the Board as appropriate, in accordance with the Board's governance principles, for cause or for other proper reasons.

          f.      Make regular written reports to the Board.

          g.     Review and re-examine this Charter at least annually and make recommendations to the Board with respect to any proposed changes.

          h.     Review annually the Company's corporate governance guidelines and make recommendations to the Board with respect to any proposed changes.

          i.      Annually report to the full Board regarding its own performance against the responsibilities outlined in this Charter and as otherwise established by the Board.

          j.      Obtain advice, assistance, reports or opinions from internal or external legal, accounting or other advisors, including director search firms.

4.     MEETING AND MINUTES

          a.     The Committee will meet at least twice annually and will also meet, as required, in response to the needs of the Board and as necessary to fulfill their responsibilities.

          b.     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

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Los Angeles Area Freeway System

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SANTA MONICA
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Downtown Los Angeles
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LAKE ELSINORE
TEMECULA
HEXFET America
See Insert
To San Diego
HEXFET America
Business Park Dr.
Front St.
15
Rancho California Road
I –15 to Rancho California Road exit, turn west at off ramp
Cross intersection of Front St.
Enter Rancho California Business Park, turn right at Business Park Drive to HEXFET *America* building on left

QuickLinks

  Exhibit 99.1
GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE
REPORT OF THE AUDIT COMMITTEE
Performance Graph
PROPOSAL 2 OPTION EXCHANGE PROGRAM
PROPOSAL 3 AMENDMENT OF 2000 INCENTIVE PLAN
Aggregate Past Grants Under the 2000 Incentive Plan
PROPOSAL NO. 4 RATIFICATION OF AUDITORS
INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
  APPENDIX A
AUDIT COMMITTEE CHARTER
EXHIBIT A
EXHIBIT B
  APPENDIX B
CHARTER OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE OF INTERNATIONAL RECTIFIER CORPORATION
  APPENDIX C
CHARTER OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE OF INTERNATIONAL RECTIFIER CORPORATION